Exhibit 99.1

Newfield Exploration Joins with Hess Corporation in Marcellus Shale Play

FOR IMMEDIATE RELEASE

HOUSTON – October 14, 2009 – Newfield Exploration Company (NYSE: NFX) and Hess Corporation (NYSE: HES) today announced the signing of a joint exploration agreement in the Marcellus Shale play. The agreement covers up to 140,000 gross acres primarily in Susquehanna and Wayne Counties, Pennsylvania. Newfield will operate the new venture with each company having a 50 percent interest.

“Today marks our entry into the Marcellus Shale – likely to become one of our nation’s largest natural gas resource plays,” said Lee K. Boothby, Newfield President and CEO. “Today, with substantially all of our acreage held-by-production in the Woodford Shale, it’s a great time for us to enter an important new focus area and apply our expertise to a similar play of scale. We expect to build a business here, just as we have done in the Mid-Continent and the Rocky Mountains. The Newfield family prides itself in being a good corporate citizen in the areas where we operate.”

Newfield entered the Woodford Shale in 2003 and assembled 165,000 net acres. The Company has drilled approximately 300 horizontal wells and has current gross operated production capacity of nearly 300 MMcfe/d.

The 2009 portion of Newfield’s Marcellus Shale activities will be funded within the Company’s existing $1.45 billion capital budget. Drilling operations are not expected to commence until 2010.

“Entering the Marcellus Shale builds on the unconventional expertise Hess has in North Dakota’s Bakken play,” said Greg Hill, Hess President of Worldwide Exploration and Production.  “Hess has an established technical capability in horizontal, multi-stage fractured wells and we have a reputation for sound environmental operating practices.   We are pleased to partner with Newfield in this venture and look forward to a project that may bring economic development to the area and natural gas to the larger East Coast market.”

The terms of this transaction are dependent upon Newfield and Hess finalizing additional agreements over the next few weeks.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

Hess Corporation, with headquarters in New York, is a global integrated energy company engaged in the exploration, production, purchase, transportation and sale of crude oil and natural gas, as well as the production and sale of refined petroleum, natural gas and electricity products. More information on Hess Corporation is available at www.hess.com.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated capital expenditures, drilling and development plans and the timing of activities, is forward-looking information.  Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For Newfield Exploration Company information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

For Hess Corporation information, contact:
Investor Contact: Jay Wilson (212) 536-8940
Media Contact: Jon Pepper (212) 536-8550

###